Exhibit 99.4 - Unaudited reclassified summary segment financial information for LP
The unaudited reclassified summary segment financial information provided below is provided to reflect the realignment of LP's unallocated expenses to the business segments effective during the first quarter of 2019. LP did not review results in this method for any of these prior periods and will begin to report comparative results under the new method effective with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.
Reporting segment data on a quarterly basis for the year ended December 31, 2018 and 2017 and on an annual basis for the years ended December 31, 2018, 2017 and 2016 is presented in the tables below:

	1ST QTR		2ND QTR		3RD QTR		4TH QTR
(Dollars in millions)	2018	2017	2018	2017	2018	2017	2018	2017
SALES BY SEGMENT:
Siding	$227.0	$214.0	$261.6	$231.0	$240.8	$226.2	$212.9	$212.8
OSB	313.3	268.4	387.4	325.0	349.1	350.9	255.4	358.2
Engineered wood products	105.8	87.7	113.3	98	109.7	101.8	79.9	96.5
South America	42.4	37.8	45.3	38.7	34.5	38.3	38.6	40.5
Other	2.8	3.1	3.2	3.3	2.7	2.8	2.4	2.7
Intersegment sales	—	(0.1)	—	(1.9)	—	(1.7)	(0.1)	(0.1)
Total net sales	$691.3	$610.9	$810.8	$694.1	$736.8	$718.3	$589.1	$710.6
PROFIT (LOSS) BY BUSINESS SEGMENT
Siding	$35.9	$33.0	$53.4	$40.9	$50.6	$45.4	$25.3	$38.1
OSB	89.2	52.7	149.0	94.5	106.4	118.2	18.7	128.6
Engineered wood products	0.3	(1.6)	6.0	2.5	5.8	3.1	(3.5)	0.4
South America	8.9	5.1	9.6	5.5	6.5	5.8	6.0	7.9
Other	(2.3)	(1.4)	(2.1)	(2.0)	(2.4)	(2.0)	(1.9)	(1.8)
Other operating credits and charges, net	0.4	(3.4)	4.5	(2.0)	6.3	0.9	(9.0)	(0.4)
Gain (loss) on sale of and impairment of long-lived assets	0.6	(0.6)	—	3.1	(0.3)	(0.7)	(11.1)	(8.6)
General corporate and other expenses, net	(5.8)	(8.4)	(6.0)	(6.3)	(6.4)	(9.2)	(9.4)	(4.5)
Non-operating income (expense)	(1.4)	(1.9)	(0.7)	(3.1)	(2.2)	(2.2)	0.4	(6.6)
Investment income	3.2	2.0	4.8	2.3	5.5	2.9	4.1	3.3
Interest expense, net of capitalized interest	(4.4)	(5.0)	(4.4)	(4.9)	(3.9)	(4.9)	(3.1)	(4.5)
Income from operations before taxes	124.6	70.5	214.1	130.5	165.9	157.3	16.5	151.9
Provision (benefit) for income taxes	29.7	15.5	51.2	36.0	41.8	46.4	(0.4)	21.2
Income from continuing operations	$94.9	$55.0	$162.9	$94.5	$124.1	$110.9	$16.9	$130.7

Adjusted EBITDA
Siding	$44.9	$41.9	$62.7	$49.2	$59.7	$54.3	$33.6	$46.1
OSB	104.8	68.2	163.1	110.2	122.7	134.1	33.7	146.2
Engineered wood products	5.3	3.2	11.0	6.9	10.2	7.8	(0.3)	5.4
South America	11.2	7.3	11.9	7.7	8.6	8.2	8.4	10.2
Other	(2.1)	(1.2)	(1.8)	(1.9)	(2.3)	(1.7)	(1.8)	(1.6)
General corporate and other expenses, net	(4.7)	(5.3)	(4.9)	(5.5)	(5.5)	(8.3)	(8.6)	(3.9)
Adjusted EBITDA	$159.4	$114.1	$242.0	$166.6	$193.4	$194.4	$65.0	$202.4

	Year ended December 31,
Dollar amounts in millions	2018	2017	2016
SALES BY BUSINESS SEGMENT
Siding	$942.3	$884.0	$752.3
OSB	1,305.2	1,302.5	1,027.7
Engineered Wood Products	408.7	384.0	311.4
South America	160.8	155.3	136.9
Other products	11.1	11.9	12.4
Intersegment Sales	(0.1)	(3.8)	(7.3)
Total sales	$2,828.0	$2,733.9	$2,233.4
PROFIT (LOSS) BY BUSINESS SEGMENT
Siding	$165.2	$157.4	$102.0
OSB	363.3	394.0	154.0
Engineered Wood Products	8.6	4.4	(16.2)
South America	31	24.3	17.0
Other products	(8.7)	(7.2)	(3.8)
Other operating credits and charges, net	2.2	(4.9)	(17.4)
Gain (loss) on sales of and impairments of long-lived assets	(10.8)	(6.8)	8.4
General corporate and other expense, net	(27.6)	(28.4)	(28.6)
Interest expense, net of capitalized interest	(3.9)	(13.8)	(32.1)
Investment income	17.6	10.5	8.2
Other non-operating income (expense)	(15.8)	(19.3)	(21.4)
Income from continuing operations before taxes	521.1	510.2	170.1
Provision for income taxes	122.3	119.1	19.8
Income from continuing operations	$398.8	$391.1	$150.3
Adjusted EBITDA
Siding	$200.9	$191.5	$132.3
OSB	424.3	458.7	216.2
Engineered Wood Products	26.2	23.3	(0.2)
South America	40.1	33.4	25.6
Other products	(8.0)	(6.4)	(3.1)
General corporate and other expense, net	(23.7)	(23.0)	(20.6)
Adjusted EBITDA	$659.8	$677.5	$350.2